UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 10, 2006

H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105

(Address of Principal Executive Offices) (Zip Code)

(816) 854-3000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

(a) On November 10, 2006, (i) Option One Mortgage Corporation (“OOMC”), a wholly owned indirect subsidiary of H&R Block, Inc. (the “Company”), and Option One Loan Warehouse Corporation (“OOLWC”), a direct wholly-owned subsidiary of OOMC, entered into Amendment Number Two to the Amended and Restated Sale and Servicing Agreement among OOLWC, OOMC, Option One Owner Trust 2003-5 (the “Citigroup Trust”) and Wells Fargo Bank, N.A. (“Wells Fargo”) and (ii) OOLWC entered into Amendment Number Two to the Note Purchase Agreement among the Citigroup Trust, OOLWC and Citigroup Global Markets Realty Corp (“Citigroup”) (collectively, the “Citigroup Amendment”).

The primary purpose of the Citigroup Amendment was to (i) extend the term of OOMC’s off-balance sheet financing arrangement with Citigroup (the “Citigroup Warehouse Facility”) to November 9, 2007, subject to various triggers, events or occurrences that could result in earlier termination and (ii) increase the amount of funding available under the Citigroup Warehouse Facility to $1,500,000,000.

The Citigroup Warehouse Facility provides funding totaling $1,500,000,000 and bears interest at one-month LIBOR plus additional margin rates. The Citigroup Warehouse Facility is subject to various OOMC performance triggers, limits and financial covenants, including a tangible net worth ratio, capital adequacy test, non-warehouse leverage ratios, net income test and cross-default features in which a default under other arrangements to fund daily non-prime originations would trigger a default under the Citigroup Warehouse Facility. In addition, the Citigroup Warehouse Facility permits Citigroup at any time to require the Citigroup Trust to redeem specified borrowed amounts outstanding under the Citigroup Warehouse Facility.

(b) On November 10, 2006, OOMC entered into Omnibus Amendment No. 4 dated as of November 6, 2006 among OOMC, Option One Owner Trust 2002-3 (the “UBS Trust”) and UBS Real Estate Securities Inc. (“UBS”) (the “UBS Amendment”).

The primary purpose of the UBS Amendment was to extend the term of OOMC’s off-balance sheet financing arrangement with UBS (the “UBS Warehouse Facility”) to December 10, 2006, subject to various triggers, events or occurrences that could result in earlier termination.

The UBS Warehouse Facility provides funding totaling $1,500,000,000, bears interest at one-month LIBOR plus a margin rate and provides for the payment of minimum usage fees. The UBS Warehouse Facility is also subject to various OOMC performance triggers, limits and financial covenants, including a tangible net worth requirement, capital adequacy test, net income test, liquidity requirements, leverage ratios and cross-default features in which a default under other arrangements to fund daily non-prime originations would trigger a default under the UBS Warehouse Facility.

(c)          Under the Citigroup Warehouse Facility and the UBS Warehouse Facility, non-prime loans originated by OOMC are sold daily to the Citigroup Trust and the UBS Trust, which utilize the warehouse facilities to purchase the loans. The trusts subsequently sell the loans directly to third-party investors or back to OOMC to pool the loans for securitization, as directed by its third-party beneficial interest holders. The decision to complete a whole loan sale or a securitization is dependent on market conditions. See “Off-Balance Sheet Financing Arrangements” in Item 7 of the Company’s Form 10-K for the fiscal year ended April 30, 2006.

(d) Certain parties to the Citigroup Warehouse Facility and the UBS Warehouse Facility have other relationships with the Company or its affiliates. Citigroup and affiliates of UBS and Wells Fargo are lending parties pursuant to credit facilities maintained by Block Financial Corporation, as borrower, and the Company, as guarantor, with various lenders.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Items 1.01(a) and (c) of this report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Pursuant to the Citigroup Warehouse Facility, OOMC provides a guarantee up to a maximum of approximately 10% of the aggregate principal balance of mortgage loans held by the Citigroup Trust before ultimate disposition. This guarantee would be called upon if the sale of mortgage loans did not generate adequate proceeds to satisfy the Citigroup Trust’s current or ultimate payment obligations. The maximum potential undiscounted amount of future payments that OOMC may be required to make pursuant to this guarantee would be approximately $150,000,000.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On November 10, 2006, Nicholas J. Spaeth resigned as Senior Vice President, Chief Legal Officer of H&R Block, Inc. (the “Company”).

(e) On November 10, 2006, HRB Management, Inc. (“HRB Management”), a wholly owned subsidiary of the Company, entered into a Separation and Release Agreement with Nicholas J. Spaeth. Pursuant to this agreement, Mr. Spaeth will remain employed by HRB Management through January 2, 2007 (the “Termination Date”), and HRB Management will pay severance to Mr. Spaeth totaling $659,000 over a twelve-month period beginning on the Termination Date. In addition, (i) 223,883 stock options (which were granted previously and are scheduled to vest between the Termination Date and July 2, 2008) will vest and become exercisable as of the Termination Date and (ii) restrictions on 36,667 shares of H&R Block, Inc. common stock (which were granted previously and are scheduled to lapse between the Termination Date and July 2, 2008) will terminate as of the Termination Date, resulting in such shares becoming fully vested as of the Termination Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	November 15, 2006	By:/s/ Bret G. Wilson
Bret G. Wilson
Vice President and Secretary